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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Lamar Advertising Company and Lamar Media Corp.:

We consent to the incorporation by reference of (a) our report dated February 5, 2003, except as to Note 8 which is as of March 7, 2003, and (b) our report dated February 5, 2003, except as to Note 5 which is as of March 7, 2003, in the registration statement of Lamar Advertising Company on Form S-4 with respect to
(i) the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and (ii) the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which reports are incorporated by reference in the registration statement on Form S-4.

Our reports refer to the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets", as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001 and the full adoption of the provisions of SFAS No. 142 on January 1, 2002.

We also consent to the reference to our firm under the heading "Experts" in the registration statement on Form S-4.

/s/ KPMG LLP


New Orleans, Louisiana
September 5, 2003